Exhibit 4

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Class A Ordinary Shares of Scienjoy Holding Corporation dated as of March 30, 2022, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: March 30, 2022

Wolter Global Investment Limited

By:	/s/ Guo Junpeng
Name:	Guo Junpeng
Title:	Director

/s/ Guo Junpeng
Guo Junpeng